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                                  Exhibit 10.19

                Summary of Compensation Arrangements of Directors

         The Board of Directors reviews the compensation for Board and Committee members every two years, generally at the time of the Company's Annual Meeting of Shareholders. The Compensation/Nominating/Governance ("C/N/G") Committee of the Board advises the Board on matters related to director compensation. The Board anticipates reviewing director compensation at its meeting held in connection with the Company's Annual Meeting of Shareholders on May 20, 2005, at which time it will consider any changes from the current arrangements, which are described below.

         RETAINERS AND MEETING FEES. The Company pays each director who is not an employee of the Company (each, a "Non-Management Director") an annual retainer of $35,000, of which a minimum of 60% ($21,000) is paid in the form of stock-settled Common Stock Equivalents, as described below, with the balance paid in cash or, at the election of the director, deferred under the Deferred Compensation Plan. The Company also pays Non-Management Directors $1,000 for each meeting of the Board of Directors attended. The Chairman of the Audit Committee and the Chairman of the C/N/G Committee are each paid an annual fee of $9,000, and Non-Management Directors who serve on such committees are paid an annual fee of $6,000 per committee membership. Members of the Three-Year Independent Director Evaluation Committee receive $1,000 for each meeting of that committee attended. Non-Management Directors also receive reimbursement of their expenses for attending meetings of the Board of Directors and Committee meetings.

         OPTIONS. Each Non-Management Director also receives an annual grant of options to purchase 6,000 shares of the Company's common stock. These options are granted at 100% of fair market value on the day the option is granted with a term of ten years and fully vest six months from the grant date. Once vested, these options are exercisable at any time during the option term.

         DEFERRED COMPENSATION PLAN. In payment of 60% of the retainer for 2004, each Non-Management Director received 827 Common Stock Equivalents. Such Common Stock Equivalents are held under the Deferred Compensation Plan and are payable in shares of the Company's Common Stock after a Non-Management Director ceases to serve as a director of the Company, either in a lump sum or in installments over a period of years. Each Common Stock Equivalent is issued at 100% of the fair market value of a share of Common Stock on the date of grant.

    Pursuant to the Company's Deferred Compensation Plan, a Non-Management Director may elect to have up to 40% of his or her retainer fee and all or a portion of his or her meeting fees deferred under the Deferred Compensation Plan. Such Plan provides Non-Management Directors with various investment options, including the Pactiv Stock Index Fund, in which case such deferred amounts are Common Stock Equivalents. Payment of such optionally deferred amounts, together with interest and/or earnings, may be deferred until the earlier of: (i) the year next following the date upon which he or she ceases to be a director of the Company; or (ii) the year selected by the director for commencement of payment of the deferred amount in accordance with the Plan.